SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant (X)
Filed by a Party other than the Registrant ( )

Check the appropriate box:


( )  Preliminary Proxy Statement           (  )  Confidential, for Use of the
                                                 Commission Only (as permitted
                                                 by Rule 14a-6(e)(2))
(X)  Definitive Proxy Statement
( )  Definitive Additional Materials
( )  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                             HEILIG-MEYERS COMPANY
                (Name of Registrant as Specified in its Charter)


      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

(X)  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.

( ) $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

( )  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)  Title of each class of securities to which transaction applies:

     2)  Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4)  Proposed maximum aggregate value of transaction:

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( )  Fee paid previously with preliminary materials.

( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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


                             HEILIG-MEYERS COMPANY
                             2235 STAPLES MILL ROAD
                            RICHMOND, VIRGINIA 23230
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD JUNE 21, 1995
TO THE HOLDERS OF COMMON STOCK:
     The Annual Meeting of Shareholders of Heilig-Meyers Company (the "Company") will be held in the Auditorium, 4th Floor, Crestar Building -- 919 East Main Street, Richmond, Virginia, on Wednesday, June 21, 1995, commencing at 10:00 a.m. E.D.T., for the following purposes:
     1. To elect a board of twelve directors.
     2. To ratify or reject the selection of Deloitte & Touche LLP as accountants and auditors for the Company for the current fiscal year.
     3. To transact such other business as may properly come before the meeting or any adjournments thereof.
     The Board of Directors has fixed the close of business on April 26, 1995, as the record date for the determination of shareholders entitled to notice of and to vote at the meeting and any adjournments thereof.
     Your attention is directed to the attached Proxy Statement.
                                          By Order of the Board of Directors
                                          ROY B. GOODMAN, Secretary
May 3, 1995
PLEASE FILL IN, SIGN, DATE AND RETURN PROMPTLY THE ACCOMPANYING PROXY. IF YOU ATTEND THE MEETING IN PERSON, YOU MAY WITHDRAW YOUR PROXY AND VOTE YOUR OWN SHARES.

                             HEILIG-MEYERS COMPANY
                             2235 STAPLES MILL ROAD
                            RICHMOND, VIRGINIA 23230
                                PROXY STATEMENT
                      TO BE MAILED ON OR ABOUT MAY 3, 1995
                                      FOR
                         ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD JUNE 21, 1995
     The accompanying proxy is solicited by and on behalf of the Board of Directors of Heilig-Meyers Company (the "Company") for use at the Annual Meeting of Shareholders of the Company to be held June 21, 1995, or any adjournments thereof, for the purposes set forth in this Proxy Statement and the attached Notice of Annual Meeting of Shareholders. Supplementary solicitations may also be made by mail or by telephone, telegraph or personal interview by directors, officers and regular employees of the Company, none of whom will receive additional compensation for these services. It is also contemplated that, for a fee of $5,500 plus certain expenses, additional solicitation will be made by personal interview, telephone, telecopy and telegraph under the direction of the proxy solicitation firm of D. F. King & Co., Inc., 77 Water Street, New York, New York 10005. Costs of solicitation of proxies will be borne by the Company, which will reimburse banks, brokerage firms, other custodians, nominees, and fiduciaries for reasonable out-of-pocket expenses incurred by them in forwarding proxy materials to the beneficial owners of shares held by them.
     The shares represented by all properly executed proxies received by the Secretary of the Company and not revoked as herein provided will be voted as set forth herein unless the shareholder directs otherwise in the proxy, in which event such shares will be voted in accordance with such directions. Any proxy may be revoked at any time before the shares to which it relates are voted either by written notice (which may be in the form of a substitute proxy delivered to the secretary of the meeting) or by attending the meeting and voting in person.
     Presence in person or by proxy of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the meeting will constitute a quorum. Shares for which the holder has elected to abstain or to withhold the proxies' authority to vote (including broker non-votes) on a matter will count towards a quorum, but will have no effect on the action taken with respect to such matter.
                       VOTING SECURITIES AND RECORD DATE
     The Board of Directors has fixed the close of business on April 26, 1995 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting and any adjournments thereof. Each holder of record of the Company's Common Stock, $2.00 par value (the "Common Stock"), on the record date will be entitled to one vote for each share then registered in the holder's name with respect to all matters to be considered at the meeting. As of the close of business on the record date, 48,548,746 shares of Common Stock were outstanding and entitled to vote at the meeting.
                                       1

                             ELECTION OF DIRECTORS
NOMINEES
     The Company's Board of Directors presently consists of twelve directors, who are named below as nominees and who were elected at the 1994 Annual Meeting of Shareholders to serve until the next Annual Meeting of Shareholders or the election and qualification of their successors. The twelve nominees for director receiving the greatest number of votes cast for the election of directors will be elected.
     Each of the nominees has consented to his being named as a nominee in this Proxy Statement, has agreed to serve if elected, and has furnished to the Company the information set forth in the table below with respect to his age, his principal occupation or employment and his beneficial ownership of the Common Stock as of April 26, 1995. The table also sets forth the amount of shares beneficially owned as of April 26, 1995, by all the executive officers set forth in the summary compensation table who are not directors, and by all executive officers and directors as a group and the percentage of outstanding shares represented by the stated beneficial ownership. To the best of the Company's information, the persons named in the table, and all executive officers and directors as a group, have sole voting and investment power with respect to shares shown as owned by them, except as set forth in the notes thereto.
     It is expected that each of these nominees will be able to serve, but in the event that any such nominee is unable to serve for any reason (which event is not now anticipated), the proxies reserve discretion to vote or refrain from voting for a substitute nominee or nominees. Shareholders may withhold authority to vote for any of the nominees on the accompanying proxy.

                                                                          AMOUNT OF SHARES
          NAME, AGE, POSITIONS OF DIRECTORS                              BENEFICIALLY OWNED
            WITH THE COMPANY OR PRINCIPAL                               AND PERCENT OF CLASS
             OCCUPATION FOR THE PAST FIVE                 DIRECTOR           OUTSTANDING
              YEARS AND OTHER INFORMATION                 SINCE(1)     AS OF APRIL 26, 1995(2)
WILLIAM C. DERUSHA, 45................................      1983                509,303(4)(5)
Chairman of the Board since April 1986.(3)
Chief Executive Officer since April 1984.(3)
Director, Signet Banking Corporation and Best Products
Co., Inc.
TROY A. PEERY, JR., 49................................      1984                472,193(4)
President since April 1986.(3)
Chief Operating Officer since December 1987.(3)
ALEXANDER ALEXANDER, 66...............................      1975                 34,146(4)
President, Colony Management Corporation (real estate
management).
ROBERT L. BURRUS, JR., 60.............................      1973                 42,024(4)
Chairman (since 1990) and partner of McGuire, Woods,
Battle & Boothe, L.L.P. (law firm). Director, CSX
Corporation, S&K Famous Brands, Inc. and Concepts
Direct, Inc.

                                       2

                                                                          AMOUNT OF SHARES
          NAME, AGE, POSITIONS OF DIRECTORS                              BENEFICIALLY OWNED
            WITH THE COMPANY OR PRINCIPAL                               AND PERCENT OF CLASS
             OCCUPATION FOR THE PAST FIVE                 DIRECTOR           OUTSTANDING
              YEARS AND OTHER INFORMATION                 SINCE(1)     AS OF APRIL 26, 1995(2)

ARTHUR D. CHARPENTIER, 48.............................      1987                 73,152(4)(6)
President, Merritt Research Corporation (investment
advisory services) since 1987. General partner,
Prescott Group (investment partnerships) 1988 to 1991.
BENJAMIN F. EDWARDS III, 63...........................      1983                 43,250(4)(7)
Chairman of the Board, President, Chief Executive
Officer, and Director, A.G. Edwards, Inc., the parent
of A.G. Edwards & Sons, Inc. (securities brokerage and
investment banking). Director, National Life Insurance
Company of Vermont.
ALAN G. FLEISCHER, 78.................................      1976                 22,780(4)
Of Counsel, law firm of Hirschler, Fleischer,
Weinberg, Cox & Allen. Member, Board of Associates,
University of Richmond.
NATHANIEL KRUMBEIN, 80................................      1946                138,530(4)(8)
Retired Vice Chairman of the Company.
HYMAN MEYERS, 83......................................      1940                309,722(4)(9)(10)
Retired Chairman of the Board of the Company.
S. SIDNEY MEYERS, 81..................................      1940                 65,481(4)(9)(11)
Retired Vice Chairman of the Company.
LAWRENCE N. SMITH, 57.................................      1975                 39,681(4)(12)
President and Chief Executive Officer, Resource Bank
since December 1992. Chairman and Chief Executive
Officer, Essex Financial Group, Inc. (investment and
mortgage banking firm) until December 1992.
GEORGE A. THORNTON III, 54............................      1980                215,811(4)(13)
Chairman, TimBuck II, Ltd. (Ships Watch, Buck Island,
resort real estate development). Independent
consultant to furniture manufacturers.
Certain Executive Officers
JOSEPH R. JENKINS.....................................                          192,745(4)
Executive Vice President and Chief Financial
Officer(3)
JAMES F. CERZA, JR....................................                          231,070(4)
Executive Vice President(3)

                                       3

                                                                          AMOUNT OF SHARES
          NAME, AGE, POSITIONS OF DIRECTORS                              BENEFICIALLY OWNED
            WITH THE COMPANY OR PRINCIPAL                               AND PERCENT OF CLASS
             OCCUPATION FOR THE PAST FIVE                 DIRECTOR           OUTSTANDING
              YEARS AND OTHER INFORMATION                 SINCE(1)     AS OF APRIL 26, 1995(2)

JAMES R. RIDDLE.......................................                          206,722(4)
Executive Vice President(3)
All current executive officers and directors as a                             3,137,692(4)(14)
  group (24 persons)..................................                             6.5%

     (1) Year in which the nominee was first elected a director of the Company or any of its predecessors. The Company's predecessors are numerous Virginia and North Carolina corporations, the first of which was incorporated in 1940, and all of which were merged into Heilig-Meyers Company, a North Carolina corporation, in March 1970, which in turn was merged into the Company in June 1972.
     (2) Unless otherwise indicated, less than one percent of the outstanding Common Stock.
     (3) Nominee or officer holds the same offices in the Company's wholly-owned subsidiary Heilig-Meyers Furniture Company.
     (4) Includes shares which could be acquired through the exercise of stock options within 60 days after April 26, 1995.
     (5) Excludes 150 shares owned of record by Mr. DeRusha's wife.
     (6) Includes 12,402 shares held jointly with Mr. Charpentier's wife.
     (7) Excludes 2,000 shares owned of record by Mr. Edwards' wife.
     (8) Includes 46 shares held by Mr. Krumbein and his wife as co-trustees or custodians. Excludes 73,085 shares owned of record by Mr. Krumbein's wife. Includes 22,950 shares held of record by the Krumbein Foundation of which Mr. Krumbein is an officer, as to which shares he may be deemed to share voting and investment powers.
     (9) Includes 5,023 shares owned of record by the Meyers-Krumbein Foundation of which Messrs. Hyman and S. Sidney Meyers are officers, as to which shares they may be deemed to share voting and investment powers.
     (10) Includes 156,952 shares held in trusts of which Mr. Meyers is co-trustee, as to which shares Mr. Meyers may be deemed to share voting and investment powers.
     (11) Excludes 25,949 shares owned of record by Mr. Meyers' wife.
     (12) Excludes 2,225 shares owned of record by Mr. Smith's wife.
     (13) Includes 37,479 shares held by Mr. Thornton as trustee for his children. Excludes 22,072 shares owned of record by the George and Eleanor D. Thornton Foundation of which Mr. Thornton is a director.
     (14) Excludes a total of 8,609 shares owned of record by the wives of executive officers not named above. See notes 5 through 12 above.
     The securities brokerage and investment banking firm of A.G. Edwards & Sons, Inc., served as an underwriter for a public offering of the Common Stock in May 1993 and may perform other services for the Company during the current fiscal year. Mr. Edwards is Chairman of the Board, President, Chief Executive Officer and Director of the parent company of A.G. Edwards & Sons, Inc.
                                       4

NOMINATIONS FOR DIRECTOR
     The By-laws of the Company provide that the only persons who may be nominated as directors are (i) those persons nominated by the Company's Board of Directors; (ii) those persons nominated by the Nominating Committee of the Company's Board of Directors and (iii) those persons whose names were personally delivered to the Secretary of the Company not later than the close of business on the tenth day following the mailing date of the Company's Proxy Statement for an annual meeting or delivered to the Secretary of the Company by United States mail, postage prepaid, postmarked no later than ten days after the mailing date of the Proxy Statement for an annual meeting. Any shareholder wishing to nominate a person other than those listed in this Proxy Statement must submit the following information in writing to the Office of the Secretary, Heilig-Meyers Company, 2235 Staples Mill Road, Richmond, Virginia 23230: (i) the name and address of the shareholder who intends to make the nomination; (ii) the name, address, and principal occupation of each proposed nominee; (iii) a representation that the shareholder is entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; and (iv) the written consent of each proposed nominee to serve as a director of the Company if so elected. The Chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.
     By requiring advance notice of shareholder nominations, this By-law affords the Board of Directors the opportunity to consider the qualifications of the proposed nominees and, to the extent deemed necessary or desirable by the Board, to inform shareholders about such qualifications. The By-law does not give the Board of Directors any power to approve or disapprove of shareholder nominations for election of directors. However, it may have the effect of precluding a contest for the election of directors if its procedures are not followed, and therefore may discourage or deter a shareholder from conducting a solicitation of proxies to elect his own slate of directors.
FAMILY RELATIONSHIPS
     Hyman Meyers, director of the Company, and S. Sidney Meyers, director of the Company, are brothers. Nathaniel Krumbein, director of the Company, is their brother-in-law.
ATTENDANCE
     The Board of Directors held six meetings during the fiscal year ended February 28, 1995. Each director attended 75 percent or more of these meetings, including regularly scheduled and special meetings, and the meetings of all committees of the Board on which they served that were held in the past fiscal year during the periods in which they were directors or served on such committees.
COMPLIANCE WITH EXCHANGE ACT FILING REQUIREMENTS
     The Securities Exchange Act of 1934 requires the Company's executive officers and directors, and any persons owning more than 10% of the Common Stock, to file certain reports of ownership and changes in ownership with the Securities and Exchange Commission. Based solely on its review of the copies of the Forms 3, 4 and 5 received by it, and written representations from certain reporting persons that no Forms 5 were required to be filed by those persons, the Company believes that all executive officers and directors complied with such filing requirements, except that Mr. Sidney Meyers, a Company director, reported late gifts of 19,200 shares in December 1994 and Hyman Meyers, a Company director, reported late gifts of 15,442 shares in October 1994, 3,500 shares in November 1994 and 40,350 shares in December 1994.
                                       5

COMMITTEES OF THE BOARD OF DIRECTORS
     The standing committees of the Board of Directors of the Company include an Audit Committee, a Compensation Committee and a Nominating Committee.
     Messrs. Smith, Alexander, Charpentier and Edwards are the members of the Audit Committee, which met two times during the fiscal year ended February 28, 1995. The primary functions of the Committee are to make recommendations to the Board concerning engaging and discharging the independent auditors; to review the overall scope and the results of the annual audit; to review the independence of the independent auditors; and to review the functions and performance of the internal audit department and the Company's internal accounting controls.
     The Compensation Committee, comprised of Messrs. Burrus, Fleischer, Smith and Thornton, met three times during the fiscal year ended February 28, 1995. The primary functions of the Committee are to review and make recommendations concerning the direct and indirect compensation of officers elected by the Board; to administer and make awards under the Company's stock option programs; to review and report to the Board concerning annual salaries and year-end bonuses recommended by management for all officers and certain other executives; to recommend special benefits and perquisites for management and to generally consult with management regarding employee benefits and personnel policies.
     Messrs. Fleischer, Burrus and Thornton are the members of the Nominating Committee, which met one time during the fiscal year ended February 28, 1995. The primary functions of the Committee are to recommend persons to fill vacancies on the Board and for membership on committees established by the Board and to consider nominees recommended by shareholders.
                                       6

EXECUTIVE COMPENSATION
     SUMMARY COMPENSATION TABLE. The table below sets forth for the years ended February 28, 1995, February 28, 1994 and February 28, 1993, the annual and long-term compensation for services in all capacities to the Company and its subsidiaries of those persons who at February 28, 1995 were the Company's Chief Executive Officer and the next four highest compensated executive officers of the Company whose salary and bonus exceeded $100,000 for the year ended February 28, 1995.

                                                                                       LONG-TERM
                                                                                      COMPENSATION
                                                                                         AWARDS
                                                                                       SECURITIES
                                                     ANNUAL COMPENSATION               UNDERLYING
                                FISCAL                               OTHER ANNUAL       OPTIONS/          ALL OTHER
NAME AND PRINCIPAL POSITION      YEAR       SALARY       BONUS       COMPENSATION      SARS(#)(3)      COMPENSATION(1)
William C. DeRusha               1995      $500,000     $260,000          (2)             90,000           $45,293
  Chairman of the                1994       432,000      367,000          (2)            135,000            12,937
  Board and Chief                1993       400,000      340,000          (2)                  0             9,652
  Executive Officer
Troy A. Peery, Jr.               1995       450,000      234,000          (2)             90,000            53,822
  President and Chief            1994       388,800      330,000          (2)            135,000            33,252
  Operating Officer              1993       360,000      306,000          (2)                  0            22,920
Joseph R. Jenkins                1995       275,000      143,000          (2)             50,000            33,145
  Executive Vice                 1994       240,000      204,000          (2)             75,000            20,339
  President and Chief            1993       210,000      178,500          (2)                  0            17,170
  Financial Officer
James F. Cerza, Jr.              1995       275,000      143,000          (2)             50,000            20,996
  Executive Vice                 1994       240,000      204,000          (2)             75,000             8,310
  President                      1993       210,000      178,500          (2)                  0             9,963
James R. Riddle                  1995       243,000       78,000          (2)             50,000            29,516
  Executive Vice                 1994       217,000      184,000          (2)             75,000            18,353
  President                      1993       190,000      161,500          (2)                  0            13,912

     (1) Consists of Company contributions to the Employees' Profit Sharing and Retirement Savings Plan ("Savings Plan"), the Employees' Supplemental Profit Sharing and Retirement Savings Plan ("Supplemental Plan") and the dollar value of split dollar life insurance premiums paid on behalf of the named executive officers. Company contributions to the Savings Plan, company contributions to the Supplemental Plan and dollar value of split dollar life insurance premiums paid, respectively, during fiscal 1995, for the named executive officers were:
Mr. DeRusha, $7,893, $37,043, $357; Mr. Peery, $7,893, $45,612, $316; Mr.
Jenkins, $7,893, $24,859, $393; Mr. Cerza, $6,545, $14,079, $372; and Mr.
Riddle, $7,893 $21,421, $202.
     (2) None of the named executive officers received Other Annual Compensation in excess of the lesser of $50,000 or 10% of combined salary and bonus for fiscal 1993, 1994 or 1995.
     (3) Amounts have been adjusted to reflect three-for-two stock splits distributed in the form of a stock dividend in July 1993.
                                       7

     OPTION GRANT TABLE. The following table sets forth information concerning individual grants of stock options made during the year ended February 28, 1995, to the Company's executive officers named in the Summary Compensation Table.
                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                            INDIVIDUAL GRANTS                                             POTENTIAL REALIZABLE
                       SECURITIES      % OF TOTAL                                        VALUE AT ASSUMED ANNUAL
                       UNDERLYING     OPTIONS/SARS     EXERCISE                           RATES OF STOCK PRICE
                        OPTIONS/       GRANTED TO      OR BASE                           APPRECIATION FOR OPTION
                          SARS        EMPLOYEES IN      PRICE                                    TERM(1)
       NAME            GRANTED (#)    FISCAL YEAR       ($/SH)      EXPIRATION DATE       5% ($)        10% ($)
William C. DeRusha       90,000           14.99%        $26.13      August 14, 2004     $1,479,600     $3,747,600
Troy A. Peery, Jr.       90,000           14.99          26.13      August 14, 2004      1,479,600      3,747,600
Joseph R. Jenkins        50,000            8.33          26.13      August 14, 2004        822,000      2,082,000
James F. Cerza, Jr.      50,000            8.33          26.13      August 14, 2004        822,000      2,082,000
James R. Riddle          50,000            8.33          26.13      August 14, 2004        822,000      2,082,000

     (1) Stock appreciation values calculated by annually compounding the exercise price until expiration at the growth rate noted.
     AGGREGATE OPTION EXERCISES AND YEAR-END OPTION VALUES. The following table sets forth the number of shares acquired on exercise of stock options and the aggregate gains realized on exercise in fiscal 1995 by the Company's executive officers named in the Summary Compensation Table. The table also sets forth the number of shares covered by exercisable and unexercisable options held by such executives on February 28, 1995 and the aggregate gains that would have been realized had these options been exercised on February 28, 1995, even though these options were not exercised, and the unexercisable options could not have been exercised, on February 28, 1995.
              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

                         SHARES                               NUMBER OF SECURITIES              VALUE OF UNEXERCISED
                       ACQUIRED ON                           UNDERLYING UNEXERCISED             IN-THE-MONEY OPTIONS
                        EXERCISE           VALUE             OPTIONS/SARS AT FY-END                 AT FY-END(2)
       NAME                (#)         REALIZED($)(1)     EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
William C. DeRusha             0          $      0          393,103          135,000        $ 4,612,451       $ 188,663
Troy A. Peery, Jr.        11,074           181,898          343,926          135,000          3,694,712         188,663
Joseph R. Jenkins          5,000            81,725          160,750           75,000          1,721,209         104,813
James F. Cerza, Jr.            0                 0          196,250           75,000          2,239,331         104,813
James R. Riddle                0                 0          170,625           75,000          1,865,334         104,813

     (1) Calculated by deducting option exercise price from the average of the high and low sales price of Common Stock on the date of exercise.
     (2) Based on the closing sales price of the Common Stock of $23 5/8 on February 28, 1995.
                                       8

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
     The Compensation Committee (the "Committee") of the Board of Directors (comprised of directors who are not employees of the Company) has provided the following report on Executive Compensation:
     COMPENSATION PHILOSOPHY. The Committee believes that corporate performance and, in turn, shareholder value will be enhanced by a compensation system which supports and reinforces the Company's key operating and strategic goals while aligning the financial interests of the Company's executive officers with those of the shareholders. The Company utilizes both annual and long-term incentive compensation programs to achieve these objectives. The incentive programs are tied to store, regional, departmental, and Company-wide business goals, as well as individual goals. For executive officers, the Company relies on an annual incentive program and stock option program to align the executives' financial interests with those of its shareholders.
     COMPONENTS OF THE COMPENSATION PROGRAM. The Company's compensation program for executive officers consists of a base salary, an annual incentive bonus program, and a stock option program, all of which are tied to the Company's success in achieving financial and strategic performance goals. The Company's performance goals are proposed by management and are approved by the Board of Directors of the Company as part of the Company's budgeting process.
     Each year, the Committee reviews proposals submitted by the Company's Chief Executive Officer ("CEO") for annual salary for the executive officers other than the CEO. In evaluating the CEO's proposals, the Committee considers (1) the individual executive officer's performance, including evaluations thereof provided by the CEO; and (2) the Company's performance in relation to its performance goals, which include pre-tax earnings, earnings per share, and return on equity. Under employment agreements covering the five named executive officers, the Committee may increase, but not decrease executive salaries on an annual basis.
     The Committee also considered the effect of Internal Revenue Code Section 162(m), which imposes a $1 million limit per year on the corporate tax deduction for compensation paid or accrued with respect to the top five executives of a publicly held corporation. Performance-based compensation that meets certain requirements will not be subject to this deduction limit. The Company's 1994 Stock Option Plan meets the requirements for performance-based compensation. It was the Committee's recommendation that no changes be made to the Company's existing compensation programs to avoid the limit since the current compensation level of the top five executives is unlikely to exceed the $1 million limit during the fiscal year ending February 28, 1996. The Committee will continue to monitor the impact of the Section 162(m) limit and to assess various alternatives to minimize or eliminate any loss of tax deductions in future years, provided the alternatives are consistent with the objectives of the Company's executive compensation program.
     The annual incentive bonus program for executive officers is the principal annual incentive compensation program of the Company. Cash bonuses are paid following the conclusion of the Company's fiscal year. These cash bonus awards are based upon the achievement of Company performance goals designated at the beginning of the Company's fiscal year and upon a series of component factors, each determined separately for individual executives. The component factors, some of which are evaluated by the CEO, for executives other than the CEO, include: (1) personal performance; (2) departmental business goals; (3) the extent to which the Company's pre-tax profits and earnings per share increase over those of the previous fiscal year; and (4) the extent to which the Company meets or exceeds its budgeted pre-tax profits and earnings per share targets.
     The Committee first establishes a threshold target and maximum bonus payable for levels of Company performance based on pre-tax profits, net after-tax earnings, and earnings per share. The Committee then determines the individual bonus amount by assigning a percentage of salary to each of the component factors described above. The total of an officer's percentages earned for each component is then multiplied by the individual officer's salary to determine his or her annual incentive cash bonus. The maximum percentage of salary
                                       9
the five named executive officers may receive as bonus for each of the component factors is as follows: personal performance (ten percent); departmental business goals (ten percent); pre-tax profits (twenty percent); and earnings per share (twenty percent). Consequently, bonus payments vary depending upon the extent to which the Company achieves its target financial performance for the year. If the targets are not achieved, no bonus is payable. However, in the event of a change of control, a minimum annual bonus may still be paid under employment agreements with the five named executive officers. See "Employment Agreements".
     The Company's long-term incentive program is a stock option program under which the Committee reviews and recommends proposed grants of long-term incentive compensation in the form of stock options. The Committee considers stock options to be an important means of insuring that senior executives maintain their incentive to increase the profitability of the Company and the value of the Company's stock. Whether a grant will be made to an executive officer, and in what amount, are determined by the Committee based on the Company's overall performance and the individual's performance. Because the value of stock options is entirely a function of the value of the Company's stock, the Committee believes that this component of the Company's compensation arrangement aligns the interests of the senior executives with those of the Company's shareholders. Options have always been granted with an exercise price equal to the fair market value of the Company's stock on the date of grant.
     Options were granted to the five most senior executive officers under the Company's 1994 Stock Option Plan. The option grants qualified as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended. These option grants were in recognition of the performance of the five officers during the fiscal year ending February 28, 1994. The options vest over a four year period and expire ten years following the date of the grant.
     CHIEF EXECUTIVE OFFICER'S COMPENSATION. The Committee determined the compensation of William C. DeRusha, Chief Executive Officer, for the fiscal year ended February 28, 1995, in a manner consistent with the guidelines described above. The Committee evaluated the Company's performance with respect to its stated budget and financial goals that were established and agreed to by Mr. DeRusha before the start of this fiscal year. The Committee also evaluated Mr. DeRusha's personal performance, in view of: (a) the personal goals he established for himself, in consultation with the Committee, as Chairman and Chief Executive Officer; and (b) the extent to which the Company exceeded its financial goals. The Committee evaluated Mr. DeRusha's personal performance, and it was determined that his performance exceeded expectations.
     ADMINISTRATION OF COMPENSATION PROGRAM. The Committee oversees all compensation programs for senior management and reviews and approves many plans and programs for other employees. The Committee reviews management recommendations and ultimately determines levels of base salary, annual incentive bonus program payments and stock option grants. The Committee also reviews and determines the salary level of the CEO, whose compensation is reported in this proxy statement. The Committee has retained the services of an independent compensation consultant to review the Company's executive compensation practices. The Committee will consider the consultant's report in its evaluation of executive compensation for the fiscal year ending February 29, 1996.
                             COMPENSATION COMMITTEE
                        Robert L. Burrus, Jr., Chairman
                               Alan G. Fleischer
                               Lawrence N. Smith
                             George A. Thornton III
                                       10

PERFORMANCE GRAPH
     The following graph compares the cumulative total return on the Company's Common Stock ("HMY") with the cumulative total return of the companies included in the S&P 500 and the S&P Retail Stores Composite for the last five fiscal years.

                                    (graph)

                                             S&P RETAIL
DATE            HMY         S&P 500          COMPOSITE
1990           100.0%        100.0%            100.0%
1991           121.7%        114.7%            123.2%
1992           223.2%        133.0%            166.1%
1993           319.4%        147.2%            190.7%
1994           532.8%        159.4%            191.3%
1995           384.9%        171.3%            175.1%

EMPLOYMENT AGREEMENTS
     The Company has entered into employment contracts with William C. DeRusha and Troy A. Peery, Jr. Both contracts provided for an initial three-year term that ended February 28, 1991 with automatic annual one-year extensions, unless either party notifies the other at least two years in advance that it does not wish to extend the term. The contracts also provide that Messrs. DeRusha and Peery will receive annual salaries established by the Compensation Committee of the Board of Directors of the Company (or the Board of Directors of the Company), which may be increased, but not decreased, on an annual basis. In 1993, the contracts were amended to limit the circumstances under which an executive may earn a minimum bonus payment. The contracts now provide that each employee is entitled to an annual bonus in accordance with the terms of the Company's annual performance bonus plan, provided that in the event of a change of control, such payment shall be not less than the average bonus paid to him during the three fiscal years immediately preceding the year for which the bonus is currently payable. The contracts provide further that the Company may terminate either employee's employment immediately for cause as defined in the contracts. In the event of such a termination before the expiration of the employment term, each employee will forfeit the right to receive any further salary or benefits to which he is entitled under the employment contract. Should either employee voluntarily terminate employment and become employed with another employer before the expiration of the employment term, he will also forfeit the right to receive any further salary or benefits to which he is entitled under the employment contract.
     These agreements also provide that if (a) the executive's employment is terminated by the Company for any reason other than cause or (b) the executive voluntarily terminates employment within 60 days after there has been a material reduction in his compensation, benefits or other material change in his employment status, he will be entitled to a lump sum payment equal to the aggregate compensation he would have received during the remainder of the employment term. If a change of control event occurs, the bonus to which the executive is entitled during the change of control year will be computed on the assumption that the financial results achieved before the change of control will continue at levels not less favorable than those before the change of control.
     Effective March 1, 1991, the Company also entered into employment contracts with Joseph R. Jenkins, James F. Cerza, Jr. and James R. Riddle. The terms of these contracts are identical to the terms of the agreements with Messrs. DeRusha and Peery, except that the contracts with Messrs. Jenkins, Cerza and Riddle provide for initial two-year terms with automatic one-year renewals, unless either party notifies the other at least one year in advance that it does not wish to extend the term.
EXECUTIVE SUPPLEMENTAL RETIREMENT PLAN
     The Company has executive supplemental retirement agreements with its fourteen executive officers that entitle them to receive death benefits or supplemental retirement income. If the executive officer dies prior to age 65 in the employment of the Company, the executive's beneficiary will receive annual benefits of 100% of the executive officer's salary for a period of one to two years and/or 50% of the executive officer's salary for a period of eight years. If the executive officer retires at age 65, he will receive an annual retirement benefit equal to a designated percentage of his salary at the time of retirement increased four percent annually for a period of 15 years. In the event an executive officer dies after retirement, but before he has received all of his retirement income, the executive officer's beneficiary will receive annual benefits equal to a percentage of such executive officer's salary for the balance of the 15-year period.
     The executive supplemental retirement agreements with Messrs. DeRusha and Peery provide for an actuarially reduced benefit payable in the form of a lump sum in the event such executive's employment terminates for
                                       12
any reason (other than cause) before age 65. The remaining agreements provide that, if the executive's employment is terminated under circumstances entitling the executive to a payment under the Executive Severance Plan (described below), a lump sum cash out of the executive's benefit will be made to him. The Company owns and is the beneficiary under life insurance contracts intended to provide the Company with funds to meet its obligations under all executive supplemental retirement agreements.
EXECUTIVE SEVERANCE PLAN
     The Company has an executive severance plan under which executives (other than Messrs. DeRusha, Peery, Jenkins, Cerza and Riddle) designated by the Committee are covered. The executive severance plan is triggered by a change of control and, once triggered, provides certain employment and compensation guarantees for a two-year period. During the two-year period, eligible executives are guaranteed salary and bonuses at levels not less than those paid during the one-month period before the change of control. If an executive is terminated or voluntarily terminates within 60 days because the executive's working conditions have materially changed, the executive will be entitled to receive 200% of salary and bonuses received for the preceding twelve-month period. If a change of control does not occur the plan has no effect. The severance plan covers, in general, all officers of the Company (other than Messrs. DeRusha, Peery, Jenkins, Cerza and Riddle), certain categories of key administrative people designated by the Chairman and all full-time employees with ten or more years of service.
DIRECTORS' COMPENSATION
     For the fiscal year ended February 28, 1995, directors who were not employees of the Company were each paid fees of $20,000. For the fiscal year ending February 29, 1996, directors who are not employees of the Company will each be paid fees of $25,000, plus a fee of $1,500 for each board meeting attended in person and a fee of $750 for each board meeting attended by telephone. The Company maintains deferred compensation agreements pursuant to which an outside director may defer all or a portion of the fees he receives for services performed for the Company (in his capacity as a director). The agreements provide deferred income to the participating director and/or his family at the director's attainment of age 70 (age 59, in the case of one outside director), or upon his death. The Compensation Committee may, in its sole discretion, provide for deferred income benefits in the event of a director's permanent disability. The benefit payable under these agreements is fixed for each outside director. Benefits are payable in monthly payments over a 15-year period. These agreements provide for immediate payment of an actuarially reduced benefit to each outside director upon the termination of his relationship with the Company before age 70 (age 59, in the case of one outside director), unless the relationship terminated for "due cause" as determined by the Compensation Committee or Board of Directors of the Company. Generally, if a director terminates his relationship with the Company following a change of control, he will be entitled to receive a reduced lump sum payment equal to the actuarial equivalent of the benefit he would have received at age 70 (age 59, in the case of one outside director), taking into account deferrals made to the date of the director's death. However, in the case of one outside director, the agreement provides that in the event of termination following a change of control, an amount sufficient to satisfy the Company's future obligations to the director (and his beneficiaries) under the agreement will be deposited in a trust with a national bank. The deposited amount would be subject to the claims of creditors, but would not be otherwise available to the Company.
     In addition, directors who serve on the Executive Committee of the Company's Board of Directors and who are not full-time employees of the Company received annual fees of $6,000 for the fiscal year ended January 28, 1995, and will receive a fee of $1,500 for each executive committee meeting attended in the fiscal year ending February 29, 1996. These directors are Robert L. Burrus, Jr., Hyman Meyers, Lawrence N. Smith and George A. Thornton III. Messrs. DeRusha and Peery also serve on the Executive Committee. For the fiscal year ending
                                       13

February 29, 1996, directors who serve on all other committees and who are not full-time employees of the Company will receive a fee of $1,000 for each committee meeting attended.
     Under the Company's 1990 Stock Option Plan, each director who was not a full time employee of the Company received an automatic grant on August 14, 1994, of an option to purchase 20,250 shares of Common Stock (which reflects adjustments for stock splits distributed in the form of stock dividends since the adoption of the 1990 Stock Option Plan) at an exercise price equal to the fair market value of the Common Stock on August 14, 1994.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
     Mr. Burrus, Chairman of the Compensation Committee, is Chairman and partner of the law firm of McGuire, Woods, Battle & Boothe, L.L.P., which was retained as general counsel by the Company during the fiscal year ended February 28, 1995, and has been so retained during the current fiscal year.
CERTAIN TRANSACTIONS
     AGREEMENTS WITH RETIRED EXECUTIVES. The Company entered into Executive Employment and Deferred Compensation Agreements with Hyman Meyers, S. Sidney Meyers and Nathaniel Krumbein while these individuals were executive officers of the Company. The agreements provide for retirement compensation until an individual's death in an annual amount equal to 58% of the average of the highest three years of total cash compensation paid to the individual during any fiscal year in which he was employed by the Company. This amount will be reduced by the individual's primary social security benefit and by the amount determined to be payable under the employer portion of the Company's profit sharing plan. The payment to Hyman Meyers will end upon his death. S. Sidney Meyers and Nathaniel Krumbein elected to receive the actuarial equivalent of this amount as a joint and survivor annuity with their spouses, providing payments to them or their wives as long as either shall live. The Company owns and is beneficiary under life insurance contracts, purchased in full before the retirement of these individuals, which are intended to provide the Company with funds to meet its obligations under these agreements.
     During the year ended February 28, 1995, the Company made the following payments as retirement compensation: $94,244 to Hyman Meyers, $40,176 to S. Sidney Meyers, and $46,572 to Nathaniel Krumbein.
     The amount of retirement compensation is automatically increased annually by the lesser of 5% or one-half of the percentage increase in the consumer price index over the previous year.
     These agreements also provide that if a change of control occurs, amounts sufficient to satisfy the Company's future contractual obligations to each of these individuals (and his beneficiaries) under the agreements will be deposited in a trust with a national bank. The deposited amounts would be subject to the claims of creditors, but would not be otherwise available to the Company.
     During retirement, the individual is also entitled to discounted purchases, coverage under the Company's group health insurance plans, an office at a location selected by the Company, and customary office services to the same extent that he received at the time of retirement. The Company paid approximately $2,248 in health and life insurance premiums for Hyman Meyers and $4,240 for each of S. Sidney Meyers and Nathaniel Krumbein during the fiscal year ended February 28, 1995. The Company provided S. Sidney Meyers and Nathaniel Krumbein with office space and services, which they shared at a total cost of $62,366 during the fiscal year ended February 28, 1995.
                                       14

     The Company may retain any of these individuals (with his consent) on a year-to-year basis during retirement to render consulting services as directed by the Board of Directors, at a minimum annual fee of $10,000, plus out-of-pocket expenses. The Company did not retain any of these individuals to render consulting services during the fiscal year ended February 28, 1995.
     LEASES. During the past fiscal year, the Company rented five of its stores and one of its local warehouses from Hyman Meyers, S. Sidney Meyers and Nathaniel Krumbein together with members of their families.1 The leases generally provide for fixed rentals ranging from $12,500 to $91,770 per year; however, four of the leases provide for rent to be adjusted every three years with the new rent equal to four percent of net sales at the leased premises during the fiscal year immediately preceding the rental adjustment. As of April 26, 1995, the unexpired terms of all leases with members of the Meyers and Krumbein families, excluding renewal options, ranged from 1 3/4 years to 14 3/4 years.
     During the fiscal year ended February 28, 1995, the Company paid rent aggregating $285,048 to certain directors and members of their families. The table below sets forth certain information concerning the rent received during the fiscal year ended February 28, 1995, and rent to be received by these directors and members of their families on account of properties leased to the Company.

                                                                         RENT RECEIVED DURING    MINIMUM ANNUAL RENT
                                                                          FISCAL YEAR ENDED       (AT CURRENT ANNUAL
                                                                          FEBRUARY 28, 1995         RENTAL RATES)
Hyman Meyers..........................................................         $ 61,322                $ 61,290
S. Sidney Meyers......................................................           61,322                  61,290
Nathaniel Krumbein....................................................            1,400                   1,368
Amy M. Krumbein (Wife of Nathaniel Krumbein)..........................           59,921                  59,921
Other family members..................................................          101,083*                 98,779

     * Consists of the following amounts payable to adult children of the following individuals: Hyman Meyers, $33,701, S. Sidney Meyers, $33,691, and Nathaniel Krumbein, $33,691.
     With respect to certain leases with the Company's directors and members of their families, the Company obtained advice from independent fee appraisers who hold M.A.I. designation that the terms and conditions of such leases would be fair and reasonable to the Company as tenant. The Company believes that the rent and terms provided in these leases, as well as others negotiated without this procedure, are fair and reasonable to the Company as tenant and will be generally comparable to the rent and terms of leases of similar properties in the same general location.
     1Under four of these leases, the Company pays real estate taxes and insurance premiums while the remaining two leases require the Company to pay 50% of real estate taxes and insurance premiums. In addition, under all leases, the Company as tenant bears the expense of real estate tax increases, provides maintenance, makes certain repairs and pays utility charges and insurance rate increases attributable to it. The leases also provide for rental escalations for any exercised renewal option based on increases in the Consumer Price Index.
                                       15

                             PRINCIPAL SHAREHOLDER
     The following table lists the only persons known by the Company to be the beneficial owner of more than five percent of the Common Stock of the Company as of April 26, 1995.

                                                                               AMOUNT OF
                         NAME AND ADDRESS OF                                  BENEFICIAL
                          BENEFICIAL OWNER                                     OWNERSHIP          PERCENT OF CLASS
The Prudential Insurance Company of America..........................        4,269,495(1)               8.80%
Prudential Plaza
Newark, NJ 07102-3777

     (1) The Prudential Insurance Company of America reported sole voting and dispositive power with respect to 546,750 of such shares, and shared voting and dispositive power with respect to 3,722,745 of such shares. The ownership information is based upon the Schedule 13G filed April 4, 1995, which indicates the ownership information as of December 31, 1994.
                     RATIFICATION OF SELECTION OF AUDITORS
     Deloitte & Touche LLP, independent certified public accountants, has been selected by the Board of Directors as accountants and auditors for the Company for the current fiscal year, subject to ratification or rejection by the shareholders. The firm has no relationship with the Company except that it has served as its independent accountants and auditors since November 1, 1973. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting of Shareholders and will have an opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions from shareholders. In the event the shareholders do not ratify the selection of Deloitte & Touche LLP, the selection of other accountants and auditors will be considered by the Board of Directors.
                                 OTHER MATTERS
     The Board of Directors knows of no other matters which will be brought before the meeting. However, if any other matters are properly presented, or if any question arises as to whether any matter has been properly presented and is a proper subject for shareholder action, the persons named as proxies in the accompanying proxy intend to vote the shares represented by such proxy in accordance with their best judgment.
                     SHAREHOLDER PROPOSALS FOR 1996 MEETING
     Proposals of shareholders intended to be presented at the 1996 Annual Meeting must be received by the Company at its principal executive offices no later than January 4, 1996, for inclusion in the Company's 1996 proxy materials. Such proposals should meet the applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.
                                       16

                              FURTHER INFORMATION
     The Company will provide without charge to each person from whom a proxy is solicited by the Board of Directors, upon the written request of any such person, a copy of the Company's annual report on Form 10-K, including the financial statements thereto, required to be filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, for the Company's fiscal year ended February 28, 1995. Such written requests should be sent to the Office of the Treasurer, Heilig-Meyers Company, 2235 Staples Mill Road, Richmond, Virginia 23230.
                                          By Order of the Board of Directors
                                          ROY B. GOODMAN
                                          Secretary
May 3, 1995
PLEASE FILL IN, SIGN, DATE AND RETURN PROMPTLY THE ACCOMPANYING PROXY. IF YOU ATTEND THE MEETING IN PERSON, YOU MAY WITHDRAW YOUR PROXY AND VOTE YOUR OWN SHARES.
                                       17
                         HEILIG-MEYERS COMPANY                        PROXY
      THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned, revoking all previous proxies, hereby appoints Troy
A. Peery. Jr. and David W. Robertson, and each of them, proxies with full power of substitution to represent the undersigned at the Annual Meeting of Shareholders of Heilig-Meyers Company (the "Company") to be held on June 21, 1995, and to vote, as directed below, all the shares of Common Stock of the Company which the undersigned would be entitled to vote if personally present.

1. ELECTION OF DIRECTORS  ( ) FOR all nominees         ( ) WITHHOLD AUTHORITY to
                              listed below (except as      vote for all nominees
                              marked to the                listed below
                              contrary below)

William C. DeRusha, Troy A. Peery, Jr., Alexander Alexander, Robert L. Burrus,
 Jr., Arthur D. Charpender, Benjamin F. Edwards III, Alan G. Fleischer, Nathaniel Krumbein, Hyman Meyers, S. Sidney Meyers, Lawrence N. Smith,
                         George A. Thornton III

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.)

   -----------------------------------------------------------------------------
2. RATIFICATION OF THE SELECTION of Deloitte & Touche LLP as accountants and auditors for the current fiscal year.
                   FOR ( )      AGAINST ( )       ABSTAIN ( )

3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting. This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted "FOR" the election of each of the nominees named in Proposal 1 and "FOR" Proposal 2.

             (Continued and to be signed on the other side)



    The undersigned acknowledges receipt of the Notice of Annual Meeting and of the Proxy Statement attached thereto.

                                      Please sign exactly as name
                                  appears at left. If shares are held by
                                  two or more persons as joint tenants,
                                  any of such persons may sign. When
                                  signing as attorney, executor,
                                  administrator, trustees, guardian,
                                  etc., give full title as such. If a
                                  corporation, please sign in full
                                  corporate name by President or other
                                  authorized officer. If a partnership,
                                  please sign in partnership name by
                                  authorized person.

                                  Dated:-------------------------,1995

                                  ------------------------------------

                                  ------------------------------------
                                   PLEASE MARK, SIGN, DATE, AND RETURN THE
                                   PROXY CARD USING THE ENCLOSED ENVELOPE.